EXHIBIT 99.2

Wendy’s/Arby’s Group Announces Closing of $565 Million Senior Unsecured Notes Offering

ATLANTA, June 23, 2009 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN) today announced that its subsidiary, Wendy’s/Arby’s Restaurants, LLC (which was formerly named Wendy’s International Holdings, LLC), has closed its offering of $565 million in senior unsecured notes due 2016 (“Notes”).

The Notes have an interest rate of 10.0% and were priced at 97.533% of the face value, for gross proceeds of approximately $551 million, representing a yield to maturity of 10.5%.  The Notes were made available in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended.

Wendy’s/Arby’s Restaurants, LLC used a portion of the proceeds to prepay approximately $132.5 million in borrowings outstanding under its existing senior secured term loan (and to pay accrued interest with respect to such borrowings), and will use the remaining proceeds to pay financing costs and other expenses in connection with the issuance of the Notes and to make a distribution to Wendy’s/Arby’s Group.  Wendy’s/Arby’s Group will in turn use the proceeds of the distribution for general corporate purposes, which may include working capital, funding for key strategic growth initiatives, including new unit development, acquisitions of other restaurant companies, repayment or refinancing of indebtedness, and the return of capital to its stockholders, including through stock repurchases and/or dividends.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc is the third largest quick-service restaurant company in the U.S. and includes Wendy’s International, Inc., the franchisor of the Wendy’s® restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s® restaurant system. The combined restaurant systems include more than 10,000 restaurants in the United States and 24 countries and territories worldwide.

For Media and Investor contact:
John Barker at 614-764-3044 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com